Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made as of April 1, 2018, between Sensus Healthcare, Inc., a Delaware corporation (together with its subsidiaries, the “Company”) and Michael J. Sardano (the “Executive”).

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company, on the terms and conditions provided below; and

WHEREAS, this Agreement shall govern the employment relationship between Executive and the Company and supersedes all previous agreements and understandings with respect to such employment relationship.

The parties agree as follows:

1.            ENGAGEMENT.

The Company agrees to employ the Executive, and the Executive accepts such employment, on the terms and conditions set forth in this Agreement, unless and until such employment shall have been terminated as provided in this Agreement.

2.            TITLE AND DUTIES.

During his employment by the Company, the Executive shall render his services as General Counsel and Director of Regulatory and Governance of the Company, reporting directly to the Chief Executive Officer, shall perform duties consistent with this position as the Board shall request, shall abide by Company policies in effect from time to time, and shall devote his full business time and best efforts to his duties hereunder and the business and affairs of the Company (except during vacation periods and periods of illness or other incapacity), except if an additional job or duty can have a positive effect on the Company (i.e. Public Service, etc.). The Executive may engage in such other pursuits, including, without limitation, personal legal and personal financial affairs, as shall not interfere with the proper performance of his duties and obligations hereunder, provided the Executive shall not serve on any other board of directors of a public or private “for profit” company without the prior consent of the Board. Executive will be based at the Company’s principal headquarters facility currently located in Boca Raton, Florida, subject to customary travel and business requirements.

3.           TERM.

(a)          This Agreement shall commence as of April 1, 2018 and shall continue in effect up through and including the last day of the Company’s 2020 fiscal year (currently expected to be on or about December 31, 2020); provided that the term of this Agreement shall automatically be extended for additional successive one (1) year renewal terms unless at least six (6) months prior to the expiration of the then current term, the Company or the Executive shall have given written notice to the other party that this Agreement shall not be extended beyond the then current term.

(b)          It is acknowledged and agreed that if this Agreement is not renewed by the Company pursuant to Section 3(a) above, and not as a result of Executive’s death, Disability, or Cause pursuant to Section 6(a) or 6(b) below, such non-renewal by the Company will be deemed a termination without Cause pursuant to Section 6(c) or 6(d) below (as applicable). In the event that Executive’s employment with the Company ceases at the end of any term because Executive (and not the Company) has given a non-renewal notice set forth in Section 3(a) above, and not as a result of the occurrence of Good Reason pursuant to Section 6(c) or 6(d) below, then such termination of employment shall be treated as a voluntary termination by Executive without Good Reason.

4.          COMPENSATION.

(a)          Base Salary. Executive’s base salary as it may be increased from time to time (“Base Salary”) shall be paid in accordance with the Company’s normal payroll practices in effect from time to time. Executive’s Base Salary shall initially be $145,000 per annum. Base Salary may be increased during the term but may not be decreased, and the Board or the Compensation Committee of the Board (the “Compensation Committee”) shall consider, on an annual basis, the nature, extent and advisability, if any, of an increase in the Executive’s Base Salary.

(b)          Annual Incentive Bonus. For each fiscal year of the Company that ends during the term, Executive will be eligible to participate in the Company’s annual incentive plan established and developed by the Compensation Committee, as it may then be in effect (the “AIP”). Executive’s target annual bonus opportunity (“Target Bonus”) will be $30,000 which Target Bonus may be increased but not decreased from time to time in the Compensation Committee’s sole discretion. Annual incentive payments will be based on achievement against goals established for the senior executive officer group including Executive by the Compensation Committee, in consultation with Executive.

(c)          Executive Stock Based Incentive Plan.

(i)          General. The Executive shall be eligible to participate in and receive such equity incentive compensation as may be granted by the Compensation Committee from time to time pursuant to the Company’s Executive Stock Based Incentive Plan as such plan may then be in effect and as it may be amended or superseded from time to time (the “Equity Plan”) and any other long-term incentive plan for senior Company executives that the Board or Compensation Committee may adopt in consultation with Executive.

(d)          Other. Future annual-cycle equity awards (which may include performance conditions) to be granted to Executive under the Equity Plan will be determined by the Compensation Committee in its discretion.

5.            BENEFITS.

(a)          Employer Benefit Plans. During the term, Executive will be eligible to participate, on terms which are generally available to the other senior executives of the Company and subject to the eligibility requirements of the applicable Company plans as in effect from time to time, in the Company’s, deferred compensation, medical, dental, vacation, and disability programs, and other benefits, including a car allowance, generally available to the Company’s senior executives from time to time.

(b)          Business Expenses. The Executive is authorized to incur and the Company shall either pay directly or reimburse the Executive for ordinary and reasonable expenses in connection with the performance of his duties hereunder, including, without limitation, expenses for (A) transportation, (B) business meals, (C) travel and lodging, and (D) similar items. The Executive agrees to comply with Company policies with respect to reimbursement and record keeping in connection with such expenses.

6.            TERMINATION OF EMPLOYMENT.

The employment of the Executive hereunder may be terminated by the Company at any time, subject to the company providing the compensation and benefits in accordance with the terms of this Section 6, which shall constitute the Executive’s sole and exclusive remedy and legal recourse upon any such termination of employment (and the Executive hereby waives and releases any and all other claims against the Company and its parent entities, affiliates, officers, directors and employees in such event).

(a)          Termination Due To Death Or Disability. In the event of the Executive’s death, Executive’s employment shall automatically cease and terminate ‘as of the date of death. If Executive becomes Disabled, the Company may terminate Executive’s employment upon thirty (30) days written notice to Executive. For purposes of this Agreement, the terms “Disabled” or “Disability” means Executive’s inability, because of physical or mental illness or injury, substantially to perform his duties hereunder as a result of physical incapacity for a continuous period of at least four (4) months, and any dispute as to the Executive’s incapacitation shall be resolved by an independent physician selected by the Board and reasonably acceptable to the Executive, whose determination shall be final and binding upon both the Executive and the Company. In the event of the termination of employment due to Executive’s death or Disability, Executive or his estate or legal representatives shall be entitled to receive:

(i)           payment for all accrued but unpaid Base Salary as of the date of Executive’s termination of employment;

(ii)          reimbursement for expenses incurred by the Executive pursuant to Sections 5(b) hereof up to and including the date on which employment is terminated;

(iii)         any earned benefits to which the Executive may be entitled as of the date of termination pursuant to the terms of any compensation or benefit plans to the extent permitted by such plans (with the payments described in subsections (i) through (iii) above collectively called the “Accrued Payments”);

(iv)         any annual incentive bonuses earned but not yet paid for any completed full fiscal year immediately preceding the employment termination date;

(v)          if employment termination occurs prior to the end of any fiscal year, a pro rata annual incentive bonus for such fiscal year in which employment termination occurs (based on actual business days in such fiscal year prior to such employment termination, divided by the total annual business days) determined and paid based on actual performance achieved for that fiscal year against the performance goals for that fiscal year; and

(b)          Termination For Cause. The Company may, by providing written notice to Executive, terminate Executive’s employment for Cause. The term “Cause” for purpose of this Agreement shall mean:

(i)           Executive’s conviction of, or entrance of a plea of guilty or nolo contendere to, a felony under federal law or state law; or

(ii)          fraudulent conduct by Executive in connection with the business affairs of the Company; or

(iii)          theft, embezzlement, or other criminal misappropriation of funds by Executive (other than good faith expense account disputes or de minimis amounts); or

(iv)         Executive’s willful refusal to materially perform his executive duties hereunder; or

(v)          Executive’s willful misconduct, which has, or would have if generally known, a materially adverse effect on the business or reputation of the Company; or

(vi)          The Executive’s willful breach of any material employment policy of the Company, including, but not limited to, conduct relating to falsification of business records, violation of the Company’s Code of Business Conduct and Ethics, harassment, creation of a hostile work environment, excessive absenteeism, insubordination, violation of the Company’s policy on drug and alcohol use, or violent acts or threats of violence; or

(vii)        Executive’s material breach of a covenant, representation, warranty or obligation of Executive under this Agreement.

For purposes of this Section 6(b), an act or failure to act shall be considered “willful” only if done or omitted to be done without a good faith reasonable belief that such act or failure to act was in the best interests of the Company.

Any determination of Cause by the Company will be made by a resolution approved by a majority of the members of the Board, provided that no such determination may be made until Executive has been given written notice detailing the specific event constituting such Cause and a period of thirty (30) days following receipt of such notice to cure such event (if susceptible to cure), and, if such event is not curable or is not cured, an opportunity to appear before the Board (with legal counsel if so requested in writing by Executive) to discuss the specific circumstances alleged to give rise to the Cause event. Subject to Executive’s right to cure and/or appear before the Board, if Executive’s employment is terminated for Cause, the termination shall take effect on the effective date of such termination as specified in the written notice of such termination delivered to Executive.

In the event of the termination of Executive’s employment hereunder by the Company for Cause, then Executive shall be entitled to receive payment of the Accrued Payments.

If the Company attempts to terminate Executive’s employment pursuant to this Section 6(b) and it is ultimately determined that the Company lacked Cause, the provisions of Section 6(c) or Section 6(d) (as applicable) shall apply and Executive shall be entitled to receive the payments set forth under Section 6(c) or Section 6(d) (as applicable).

(c)          Termination without Cause or for Good Reason. The Company may terminate Executive’s employment hereunder without Cause at any time, by providing Executive 30 days’ prior written notice of such termination. Such notice shall specify the effective date of the termination of Executive’s employment. The Executive may terminate his employment for Good Reason by providing 30 days’ prior written notice to the Company. In the event of the termination of Executive’s employment under this Section 6(c) without Cause or by the Executive for Good Reason, in each case prior to or more than 12 months following a Change-in-Control (as defined in the Company’s Equity Plan), then Executive shall be entitled to:

(i)           payment of the Accrued Payments;

(ii)          a separation allowance, payable in equal installments in accordance with normal payroll practices over a 12 month period beginning immediately following the date of termination, equal to one (1) times the sum of (x) Executive’s then Base Salary and (y) the Executive’s then Target Bonus;

(iii)         any annual incentive bonuses earned but not yet paid for any completed full fiscal year immediately preceding the employment termination date;

(iv)          if employment termination occurs prior to the end of any fiscal year, a pro rata annual incentive bonus for such fiscal year in which employment termination occurs (based on actual business days in such fiscal year prior to such employment termination, divided by total the annual business days) determined and paid based on actual performance achieved for such fiscal year against the performance goals for that fiscal year;

(v)          the Company shall arrange for the Executive to continue to participate (through COBRA or otherwise), on substantially the same terms and conditions as in effect for the Executive (including any required contribution) immediately prior to such termination, in the medical, dental, disability and life insurance programs provided to the Executive pursuant to Section 5(a) hereof until the earlier of (i) the end of the 12 month period beginning on the effective date of the termination of Executive’s employment hereunder, or (ii) such time as the Executive is eligible to be covered by comparable benefit(s) of a subsequent employer. The foregoing of this Section 6(c)(v) is referred to as “Benefits Continuation”. The Executive agrees to notify the Company promptly if and when he begins employment with another employer and if and when he becomes eligible to participate in any benefit or other welfare plans, programs or arrangements of another employer;

(vi)         all of Executive’s then-outstanding equity awards in any Equity Plan will vest in full.

For purposes of this Agreement, the term “Good Reason” means, without Executive’s written consent:

(vii)        a reduction by the Company in Executive’s Base Salary or Target Bonus as in effect from time to time; or

(viii)       the Board materially reduces (including as a result of any co-sharing of responsibilities arrangement), other than during any period of illness or incapacity, Executive’s authority, responsibilities. or duties such that Executive no longer has the title of, or serves or functions as the General Counsel and Director of Regulatory and Governance of the Company (provided that it is understood that a Change-in-Control or going private event will not constitute Good Reason); or

(ix)          the Company requiring Executive to be based at a location in excess of fifty (50) miles from the location of the Company’s principal executive office as of the effective date of this Agreement, except for required travel on Company business; or

(x)          the Company fails to obtain the written assumption of its obligations under this Agreement by a successor not later than the consummation of a merger, consolidation or sale of the Company; or

(xi)          a material breach by the Company of its obligations under this Agreement, which, in each of subsections (i) through (vi) above, is not remedied by the Company within 30 days of receipt of written notice of such event or breach delivered by Executive to the Company; provided, that the Executive may only exercise his right to terminate this Agreement for Good Reason within the 120 day period immediately following the occurrence of any of the events described in subsections (i) through (vi) above.

(d)          Termination of Employment without Cause or for Good Reason following a Change-in-Control. If the Company terminates Executive’s employment without Cause upon 30 days’ prior written notice or Executive terminates his employment for Good Reason by providing 30 days’ prior written notice to the Company, in each case within 12 months following a Change-in-Control (as defined in the Company’s Equity Plan), the Company will provide to Executive:

(i)           payment of the Accrued Payments;

(ii)          a lump sum separation allowance equal to two (2) times the sum of (x) Executive’s then Base Salary and (y) Executive’s then Target Bonus;

(iii)         any annual incentive bonuses earned but not yet paid for any completed full fiscal year immediately preceding the employment termination date;

(iv)         if employment termination occurs prior to the end of any fiscal year, a pro rata annual incentive bonus for such fiscal year in which employment termination occurs (based on actual business days in such fiscal year prior to such employment termination, divided by the total annual business days) determined and paid based on actual performance achieved for such fiscal year against the performance goals for that fiscal year;

(v)          Benefit Continuation until the earlier of 24 months after termination of employment or such time as Executive is eligible to be covered by comparable benefit(s) of a subsequent employer. The Executive agrees to notify the Company promptly if and when he begins employment with another employer and if and when he becomes eligible to participate in any benefit or other welfare plans, programs or arrangements of another employer;

(vi)         all of Executive’s then-outstanding equity awards in any Equity Plan will vest in full.

(e)          Voluntary Termination by the Executive without Good Reason. In the event Executive terminates his employment without Good Reason, he shall provide 90 days’ prior written notice of such termination to the Company. Upon such voluntary termination, the Executive will be entitled to the Accrued Payments. Without limiting all other rights and remedies of the Company under this Agreement, a termination of employment by the Executive without Good Reason will not constitute a breach by the Executive of this Agreement.

(f)          Resignation from all Boards. Upon any termination or cessation of Executive’s employment with the Company, for any reason, Executive agrees immediately to resign, and any notice of termination or actual termination or cessation of employment shall act automatically to effect such resignation, from any position on the Board and on any board of directors of any subsidiary or affiliate of the Company.

(g)          Release of Claims as Condition. The Company’s obligation to pay the separation allowance and provide all other benefits and rights referred to in this Section 6 and in Section 4(d) above shall be conditioned upon the Executive having delivered to the Company an executed full and unconditional release (that is not subject to revocation) of claims against the Company, its parent entities, affiliates, employee benefit plans and fiduciaries, officers, employees, directors, agents and representatives satisfactory in form and content to the Company’s counsel.

(h)          No Mitigation. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by Executive as a result of subsequent employment.

7.            INDEMNIFICATION.

(a)          Provided that the Executive has not been terminated for “Cause” as defined herein, the Company shall indemnify, defend and hold the Executive harmless, to the maximum extent permitted by law, against all judgments, fines, amounts paid in settlement and all reasonable expenses, including attorneys’ fees incurred by the Executive, in connection with the defense of, or as a result of, any action or proceeding (or any appeal from any action or proceeding) in which the Executive is made or is threatened to be made a party by reason of the fact that the Executive is or was an officer or director of the Company, regardless of whether such action or proceeding is one brought by or in the right of the Company. Each of the parties hereto shall give prompt notice to the other of any action or proceeding from which the Company is obligated to indemnify, defend and hold harmless the Executive of which it or he (as the case may be) gains knowledge.

(b)          The Company agrees that the Executive shall be covered and insured up to the full limits provided by all directors’ and officers’ insurance which the Company then maintains to indemnify its directors and officers (and to indemnify the Company for any obligations which it incurs as a result of its undertaking to indemnify its officers and directors), subject to applicable deductibles and to the terms and conditions of such policies.

8.            ENFORCEABILITY.

It is the intention of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies of each state and jurisdiction in which such enforcement is sought, but that the unenforceability (or the modification to conform with such laws or public policies) of any provisions hereof, shall not render unenforceable or impair the remainder of this Agreement. Accordingly, if any provision of this Agreement shall be determined to be invalid or unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provisions and to alter the balance of this Agreement in order to render the same valid and enforceable to the fullest extent permissible.

9.            ASSIGNMENT.

This Agreement is personal in nature to the Company and the rights and obligations of the Executive under this Agreement shall not be assigned or transferred by the Executive. This Agreement and all of the provisions hereof shall be binding upon, and inure to the benefit of, the parties hereto and their successors (including successors by merger, consolidation, sale or similar transaction, permitted assigns, executors, administrators, personal representatives, heirs and distributees).

10.          NON-DISCLOSURE; NON-SOLICITATION; COOPERATION.

(a)          The Executive shall not, at any time during or following the period of employment, disclose, use, transfer or sell, except in the course of such employment, any confidential information or proprietary data of the Company or its affiliates so long as such information or data remains confidential and has not been disclosed or is not otherwise in the public domain, except as required by law or pursuant to legal process or in connection with an administrative proceeding before a governmental agency. The Company and the Executive agree that the Executive’s obligations under this Section 10 (a) shall not apply if (1) any disclosure by the Executive is made with the express written permission of the Company or (2) if the Executive can show by legal evidence that it was lawfully received by the Executive from a third party who is not or was not bound, at the time the information was conveyed to Executive, by any confidential relationship or obligation to the Company.

(b)          The Executive agrees that, for a period of twelve (12) months after the termination or cessation of the Executive’s employment with the Company for any reason, the Executive will not:

(i)           directly or indirectly solicit, attempt to hire, or hire any employee of the Company (or any person who may have been employed by the Company during the last year of the Executive’s employment with the Company), or assist in such hiring by any other person or business entity or encourage, induce or attempt to induce any such employee to terminate his or her employment with the Company; or

(ii)          take action intended to encourage any vendor or supplier of the Company to cease to do business with the Company or materially reduce the amount of business the vendor or supplier does with the Company; or

(iii)         materially disparage the Company.

(c)          Executive agrees to cooperate with the Company, during the term of this Agreement and at any time thereafter (including following Executive’s termination of employment for any reason), by making himself reasonably available to testify on behalf of the Company in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company, as requested; provided, however that it does not materially interfere with his then current professional activities. The Company agrees to reimburse Executive for all reasonable expenses actually incurred in connection with his provision of testimony or assistance.

11.          NON-COMPETITION AGREEMENT.

The Executive agrees that throughout the term of his employment, and for a period of twelve (12) months after termination or cessation of employment for any reason, he will not engage in, participate in, carry on, own, or manage, directly or indirectly, either for herself or as a partner, stockholder, investor, officer, director, employee, agent, independent contractor, representative or consultant of any person, partnership, corporation or other enterprise, in any “Competitive Business” in any jurisdiction in which the Company actively conducts business. For purposes of this Section 11, “Competitive Business” means “Any and all Therapeutic Devices treating various skin disorders such as skin cancer, keloids and psoriasis.”

The Executive’s engaging in the following activities will not be deemed to be engaging or participating in a Competitive Business: (i) passive ownership of less than 2% of any class of securities of a company; and (ii) engaging or participating solely in a noncompetitive business of an entity which also separately operates a business which is a “Competitive Business”.

The Executive acknowledges, with the advice of legal counsel, that he understands the foregoing provisions of this Section 11 and that these provisions are fair, reasonable, and necessary for the protection of the Company’s business.

12.          TAXES.

(a)          All payments to be made to and on behalf of the Executive under this Agreement will be subject to required withholding of federal, employment and excise taxes, and to related reporting requirements.

(b)          Limitation on Parachute Payments. In the event that the payment and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 12(b), would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s payments and benefits will be either:

(i)           delivered in full, or

(ii)          delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code.

If a reduction in severance and other payments and benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (i) reduction of cash payments; (ii) cancellation of awards granted “contingent on a change in ownership or control” (within the meaning of Code Section 280G), (iii) cancellation of accelerated vesting of equity awards, and (iv) reduction of employee benefits. Within any such category of payments and benefits (that is, (i), (ii), (iii) or (iv)), a reduction shall occur first with respect to amounts that are not Deferred Payments and then with respect to amounts that are. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Executive’s equity awards.

Any determination required under this Section 12(b) will be made in writing by the Company’s independent public accountants engaged by the Company for general audit purposes immediately prior to the Change in Control (the “Accountants”), whose good faith determination will be conclusive and binding upon Executive and the Company for all purposes. If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, or if such firm otherwise cannot perform the calculations, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. For purposes of making the calculations required by this Section 12(b), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this section.

(c)          Section 409A. If any provision of this Agreement (or any award of compensation or benefits provided under this Agreement) would cause Executive to incur any additional tax or interest under Section 409A of the Code, the Company shall reform such provision to comply with Section 409A and agrees to maintain, to the maximum extent practicable without violating Section 409A of the Code, the original intent and economic benefit to Executive of the applicable provision. The Company shall not accelerate the payment of any deferred compensation in violation of Section 409A of the Code and, to the extent required under Section 409A, the Company shall delay the payment of any deferred compensation for six months following Executive’s termination of employment. When used in connection with any payments subject to Section 409A required to be made hereunder, the phrase “termination of employment” and correlative terms shall mean separation from service as defined in Section 409A. Unless such payments are otherwise exempt from Section 409A, any reimbursements or in-kind benefits provided under this Agreement shall be administered in accordance with Section 409A, such that: (a) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during one year shall not affect the expenses eligible for reimbursement or the in-kind benefits provided in any other year; (b) reimbursement of eligible expenses shall be made on or before December 31 of the year following the year in which the expense was incurred; (c) Executive’s right to reimbursement or in-kind benefits shall not be subject to liquidation or to exchange for another benefit; and, (d) if the payment of any deferred compensation shall be payable at any time within a period that overlaps two calendar years, payment shall be made in the second of the two years. For purposes of Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments..

13.          SURVIVAL.

Anything in Section 6 hereof to the contrary notwithstanding, the provisions of Section 7 through 15 shall survive the expiration or termination of this Agreement, regardless of the reasons therefor.

14.          NO CONFLICT: REPRESENTATIONS AND WARRANTIES.

The Executive represents and warrants that (i) the information (written and oral) provided by the Executive to the Company in connection with obtaining employment with the Company or in connection with the Executive’s former employments, work history, circumstances of leaving former employments, and educational background, is true and complete, (ii) he has the legal capacity to execute and perform this Agreement, (iii) this Agreement is a valid and binding obligation of the Executive enforceable against him in accordance with its terms, (iv) the Executive’s execution, delivery or performance of this Agreement will not conflict with or result in a breach of any agreement, understanding, order, judgment or other obligation to which the Executive is a party or by which he may be bound, written or oral, and (v) the Executive is not subject to or bound by any covenant against competition, non-disclosure or confidentiality obligation, or any other agreement, order, judgment or other obligation, written or oral, which would conflict with, restrict or limit the performance of the services to be provided by him hereunder. The Executive agrees not to use, or disclose to anyone within the Company, at any time during his employment hereunder, any trade secrets or any confidential information of any other employer or other third party. Executive has provided to the Company a true copy of any non-competition obligation or agreement to which he may be subject.

15.          MISCELLANEOUS.

(a)           Notices. All notices hereunder shall be given in writing, by personal delivery, nationally-recognized overnight courier (such as UPS or Federal Express), or prepaid registered or certified mail, return receipt requested, to the addresses of the proper parties as set forth below:

TO THE EXECUTIVE:

Joseph C. Sardano

Sensus Healthcare, Inc.
851 Broken Sound Parkway NW #215
Boca Raton, FL 33487

TO THE COMPANY:

Sensus Healthcare, Inc.
851 Broken Sound Parkway NW #215
Boca Raton, FL 33487
Attention: Chief Financial Officer

Any notice given as set forth above will be deemed given on the business day sent when delivered by hand during normal business hours, on the business day after the business day sent if delivered by a nationally recognized overnight courier, or on the third business day after the business day sent if delivered by registered or certified mail, return receipt requested.

(b)          Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida applicable to contracts made and to be wholly performed in that state without regard to its conflicts of laws provisions or principles.

(c)          Jurisdiction. (i) In any suit, action or proceeding seeking to enforce any provision of this Agreement or for purposes of resolving any dispute arising out of or related to this Agreement, the Company and the Executive each hereby irrevocably consents to the exclusive jurisdiction of any federal court located in the State of Florida, Palm Beach County, or any of the state courts of the State of Florida located in Palm Beach County; (ii) the Company and the Executive each hereby waives, to the fullest extent permitted by applicable law, any objection which it or he may now or hereafter have to the laying of venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum; (iii) process in any such suit, action or proceeding may be served on either party anywhere in the world, whether within or without the jurisdiction of such court, and, without limiting the foregoing, each of the Company and the Executive irrevocably agrees that service of process on such party, in the same manner as provided for notices in Section 15(a) above, shall be deemed effective service of process on such party in any such suit; action or proceeding; (iv) WAIVER OF JURY TRIAL: EACH OF THE COMPANY AND THE EXECUTIVE HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDINGS ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT; and (v) Limitation on Damages: the parties agree that there will be no punitive damages payable as a result of or in connection with any claim, matter or breach under or related to this Agreement or the transactions contemplated by this Agreement, and each of the parties agrees not to request punitive damages. Notwithstanding the foregoing of this Section, each of the parties agrees that prior to commencing any claims for breach of this Agreement (except to pursue injunctive relief) to submit, for a period of sixty (60) days, to voluntary mediation before a jointly selected neutral third party mediator under the auspices of JAMS, Miami, Florida, Resolutions Center (or any successor location), pursuant to the procedures of JAMS Mediation Rules conducted in the State of Florida (however, such mediation or obligation to mediate shall not suspend or otherwise delay any termination or other action of the Company or affect the Company’s other rights).

(d)          Headings. The Section headings contained in this Agreement are for convenience of reference only and are not intended to determine, limit or describe the scope or intent of any provision of this Agreement.

(e)          Number and Gender. Whenever in this Agreement the singular is used, it shall include the plural if the context so requires, and whenever the feminine gender is used in this Agreement, it shall be construed as if the masculine, feminine or neuter gender, respectively, has been used where the context so dictates, with the rest of the sentence being construed as if the grammatical and terminological changes thereby rendered necessary have been made.

(f)          Entire Agreement. This Agreement contains the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes any prior or contemporaneous understandings and agreements, written or oral, between and among them respecting such subject matter.

(g)          Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but both of which taken together shall constitute one instrument.

(h)          Amendments. This Agreement may not be amended except by a writing executed by each of the parties to this Agreement.

(i)           No Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board, No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

MICHAEL J. SARDANO	SENSUS HEALTHCARE, INC.

/s/ Michael J. Sardano	By:	/s/ Arthur Levine
Name: Arthur Levine
Date: April 1, 2018	Title: Chief Financial Officer

Date: April 1, 2018